Exhibit 99.3

Pathward Financial, Inc. Announces 2023 CFO Succession Plan
Sonja Theisen, EVP, Governance, Risk & Compliance, named as successor to Glen Herrick, Chief Financial Officer effective April, 2023

SIOUX FALLS, S.D., October 27, 2022 - Pathward Financial, Inc.™ ("Pathward Financial" the “Company”) (Nasdaq: CASH) today announced that Sonja Theisen, 41, currently Executive Vice President, Governance, Risk and Compliance, will succeed Glen W. Herrick, 60, as Chief Financial Officer, effective April 30, 2023.

Brett Pharr, Chief Executive Officer, said, “On behalf of the entire Pathward team, we thank Glen for his invaluable contributions over his decade as our CFO. Glen was a key architect of our earnings growth and balance sheet strategies, along with overseeing five acquisitions and two divestitures. During his tenure, Pathward’s market capitalization grew from $150 million in 2013 to over $1 billion.

“Glen is leaving a lasting legacy through the outstanding finance and accounting team he has built, including the development of a strong cadre of emerging leaders. We appreciate his dedication to Pathward and his support for a seamless and successful transition to Sonja Theisen, with whom he has worked with for nearly a decade,” Pharr added.

Glen Herrick, Chief Financial Officer, said, “It has been my honor and privilege to serve Pathward and support its special mission of Financial Inclusion for All™ over the last ten years. I want to thank the Board, Brett, and all my colleagues for the opportunity to be a part of this incredible journey. I am most proud of the strong and talented bench that we have built at the Company and could not be more pleased to hand over the CFO reigns to Sonja, who brings years of finance, accounting, and compliance leadership experience to this role. I look forward to a seamless transition with her. Finally, as an ongoing shareholder, I am very optimistic about Pathward’s growth outlook.”

Ms. Theisen, who joined Pathward in 2013, has held leaderships roles across the organization including Chief Accounting Officer, Chief of Staff, and EVP, Governance, Risk and Compliance. Prior to joining the Company, Ms. Theisen served in finance and accounting roles at Great Western Bank, Eide Bailly and KPMG. She holds a Bachelor of Arts in Accounting and a Master of Public Accounting from the University of South Dakota and is a Certified Public Accountant.

Sonja Theisen, EVP, Governance, Risk and Compliance, said, “I am honored and excited that the Board has appointed me to succeed Glen as Pathward’s CFO. I look forward to working with Brett and the team, and to leading our best-in-class finance and accounting teams to continue to execute our strategy, deliver value for our shareholders and fulfill our mission of Financial Inclusion for All.”

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About Pathward Financial, Inc.™
Pathward Financial, Inc.™ (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all™. Through our subsidiary, Pathward™, N.A., we strive to increase financial availability, choice and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Justin Schempp
877-497-7497
jschempp@pathward.com

Media Relations Contact
mediarelations@pathward.com